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Exhibit 99.(a)(1)(v)

Form of covering letter with instructions for paper election packages

[SPIRENT LETTERHEAD]

[insert name and residential
address of Eligible Employee here]

        August 15, 2003

Dear Colleague

SPIRENT STOCK OPTION PLAN (SSOP): OPTION EXCHANGE PROGRAM

        As you may know, Spirent is offering Eligible Employees the opportunity to participate in an Option Exchange Program (OEP) in respect of the SSOP. This is an opportunity for you to exchange your SSOP options with an exercise price of £1.40 per share or greater ("Underwater Options") for a reduced number of SSOP Replacement Options. The exercise price of a Replacement Option will not be less than the higher of the market value of a Spirent share at the grant date of SSOP Replacement Options plus 20% of that market value or (where shares are to be subscribed) their nominal value (which is 3 1/3rd pence per share). The grant date of SSOP Replacement Options is expected to be on or about September 18, 2003. I am very pleased to enclose your option election pack for your immediate attention.

        Your Option Election Agreement includes summary instructions on how to complete and return your election in respect of Underwater Options. However, you should read all of the enclosed documents carefully before making your decision.

        Most of our Eligible Employees are receiving information regarding the OEP via Email. However, you are receiving the attached paper election pack because, according to our records, you do not have a current active Spirent Email address. With the exception of this covering letter, you are receiving the equivalent documents as those Eligible Employees receiving their documentation via Email.

        IF YOU WISH TO EXCHANGE YOUR UNDERWATER OPTIONS, YOU MUST COMPLETE, SIGN AND RETURN THE OPTION ELECTION AGREEMENT SO THAT YOUR RESPECTIVE LOCAL REPRESENTATIVE RECEIVES IT BEFORE THE EXPIRATION DATE, WHICH IS 5:00 P.M. US EASTERN TIME ON SEPTEMBER 15, 2003, UNLESS EXTENDED.

        Employee presentations on the OEP will be held at all major operating locations; times and dates for these presentations will be notified to you in due course.

Sincerely

Joanne Herberts
VP—Human Resources, Spirent Communications

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  Exhibit 99.(a)(1)(v)
Form of covering letter with instructions for paper election packages